SINGLE TENANT COMMERCIAL LEASE

This Single Tenant Commercial Lease (the “Lease”), dated as of this 15th day of June, 2011 is made and entered into by and between K & K Unlimited, a New York limited liability company (“Landlord”), and Cables Unlimited, Inc., a New York corporation formerly known as CUI Acquisitions, Inc. (“Tenant”), based on the following facts:

A.
Pursuant to an Agreement and Plan of Reorganization, dated as of June 6, 2011 (the “Reorganization Agreement”), by and among RF Industries, Ltd., a Nevada corporation (“Parent”), CUI Acquisitions, Inc., a wholly owned subsidiary of Parent, Cables Unlimited, Inc., a New York corporation (the “Predecessor”), and Darren Clark (“Shareholder”), the Predecessor has merged with, and into, CUI Acquisitions, Inc. (the “Merger”).  The Merger was effected immediately prior to the execution and delivery of this Lease.

B.	In connection with the Merger, CUI Acquisitions, Inc., the Tenant hereunder, has changed its name to “Cables Unlimited, Inc.”

C.
The Predecessor has heretofore rented the Premises (as defined below) from Landlord and has conducted its business from the Premises.  Tenant, as the successor to the Predecessor by virtue of the Merger, intends to continue to conduct its business from the Premises.

1. PREMISES AND TERM.

1.1
Termination of any Prior Agreement.   Effective as of the date of this Agreement, any lease, rental agreement, license, or other understanding, arrangement, or agreement, written or oral, between the Predecessor and the Landlord (any such arrangement being a “Prior Agreement”) shall terminate, without any further action or notice being required, and such termination shall not entitle Landlord to any claim of default or demand for damages or other remedies against Predecessor or Tenant.  Any Prior Agreement shall be of no further force and effect and is hereby replaced in its entirety by this Lease.

1.2
Lease of Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the real property located at 3 Old Dock Road, Yaphank, New York, 11980, together with the building located thereon, and all affixed property, furniture, fixtures, and equipment currently located in the building (the “Premises”).  The lease of the Premises includes Tenant’s exclusive right to use the parking spaces, loading docks, walkways, and other improvements on the real property on which the Premises are located.

1.3
Term.   The term (“Term”) of this Lease is a five (5) year term that shall commence on the date of this Agreement (the “Commencement Date”) and shall terminate on the last day of the month in which the fifth anniversary of the Commencement Date occurs, subject to Tenant’s option to extend as described in Paragraph 21.12 (the “Termination Date”).  The Premises shall be delivered to Tenant on the Commencement Date.

1.4
Condition of Premises.   Tenant acknowledges and agrees that the Premises are being delivered and leased in as-is condition; provided, however, that Landlord represents and warrants to Tenant that the existing structure (including without limitation the roof, foundations, exterior walls), and all building systems (including without limitation, the plumbing, electrical, ventilating, air conditioning, heating, and loading doors, if any) shall be (a) in good operating condition and free of any leakage; (b) in compliance with applicable laws, and (c) free of all Hazardous Material, as defined below, including, but not limited to any asbestos containing material (whether or not friable) and any lead-containing paint.

2. BASE RENT AND ADDITIONAL PAYMENTS; SECURITY DEPOSIT.

2.1        Base Rent.  Tenant shall pay rent in the amount of $13,000 per month (“Base Rent”).  The pro rated portion of the Base Rent for the balance of June 2011 shall be due and payable on the Commencement Date, and the Base Rent for each subsequent month shall be due on the first day of every month thereafter throughout the Term.  Tenant shall pay the Base Rent to Landlord at the address set forth below Landlord’s signature block.  Base Rent for partial months shall be prorated.

2.2        Additional Payments by Tenant.  Tenant shall pay all utilities, janitorial expenses, and routine maintenance costs, and costs of insurance for Tenant’s business operations and equipment (as described in Paragraph 11.2 below) commencing on the Commencement Date and continuing throughout the Term.

2.3  Landlord Payments.  Landlord shall, throughout the Term, pay all property taxes for the Premises and premiums for insurance for the building (as described in Paragraph 11.4).  Landlord shall pay for (a) all capital improvements made to the Premises; (b) all costs incurred to comply with applicable laws (except if such compliance is required as a result of Tenant’s specific nature of use of the Premises, in which case Tenant shall be responsible for the costs of compliance); and (c) all costs incurred to remove or remediate Hazardous Material on the Premises (except if such removal or remediation is required as a result of the acts of Tenant or any employees or agents of Tenant, in which case Tenant shall be responsible for the costs of removal or remediation).

3.  USE.  Tenant may use the Premises for all legally permitted purposes.

4.  HAZARDOUS MATERIAL.  Tenant’s use of the Premises does not and will not involve the use, storage or generation of “Hazardous Material” (as defined below) in violation of any federal, state or local environmental, health or safety related law currently existing and as amended, enacted, issued or adopted in the future which is applicable to the Premises.  For purposes of this Lease, the term “Hazardous Material” means any chemical, substance, material, controlled substance, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or  indirectly, such properties or effects.  Hazardous Material shall not include small quantities of ordinary office and cleaning supplies.

5.      MAINTENANCE AND REPAIR.  Tenant shall, at its own cost and expense, keep and maintain all non-structural portions of the Premises in good, safe, and sanitary condition, promptly making all necessary routine repairs and replacements and providing for janitorial services and regular removal of trash and debris.

6.  ALTERATIONS.     Tenant, at its sole cost, may make such alterations to the Premises as are necessary and desirable for Tenant’s use of the Premises for its business purposes, upon written approval of the Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the above, alterations or improvements that do not affect the structural integrity of the building or any building systems may be made by Tenant without first obtaining Landlord’s consent, but in compliance with all applicable laws and all other provisions of this Paragraph 6.  All such alterations, additions or improvements must be done in a good and workmanlike manner and diligently prosecuted to completion.  Tenant shall deliver to Landlord upon commencement of such work, a copy of the permit (if one is required) with respect thereto.  Tenant shall notify Landlord in writing at least ten (10) days prior to the commencement of any such work in or about the Premises and Landlord shall have the right at any time and from time to time to post and maintain notices of non-responsibility in or about the Premises.  Affixed alterations made by Tenant will not be removed by Tenant at the termination of this Lease.

7.      LIENS.  Tenant shall have no authority to create or place any lien or encumbrance upon the Premises. Tenant will pay all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises.  Tenant shall discharge of record by payment, bonding or otherwise any claim of lien filed against the Premises on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises within 30 days of the filing of any claim of lien.  Tenant shall indemnify and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises or this Lease arising from the act or agreement of Tenant.  Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.

8.      SIGNS.                 Tenant, at Tenant’s cost, shall have the right to erect such signage on the Premises as Tenant deems desirable, subject to laws of the jurisdiction in which the Premises are located.  All signs shall be kept in good condition.

9.      UTILITIES.   Tenant shall put in its name and pay for all water, gas, heat, light, telephone, and for other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes.  Landlord shall not be liable for any damages directly or indirectly resulting from or arising out of the interruption or failure of utility services on the Premises nor shall Tenant be entitled to an abatement in Rent as a result thereof.

10.	FIRE AND CASUALTY DAMAGE.

10.1     Landlord’s Obligations.  If the Premises are damaged or destroyed by fire, earthquake or other casualty, Tenant may, at its option, terminate this Lease effective as of the date of the casualty.  If Tenant does not elect to terminate this Lease, Landlord, at its expense, shall promptly make the required repairs, subject to the terms of Paragraph 10.2 below.  Landlord shall have use of any insurance proceeds for such repairs, but the limits of the proceeds shall not limit Landlord’s obligation to repair the Premises.  Rent payments shall be abated during the period in which Tenant is not able to access or use the Premises for its business purposes.

10.2    Lender Discretion. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds from insurance held by Landlord be applied to such indebtedness, then Landlord shall have the right to deliver written notice to Tenant, thereby terminating this Lease.

11.	INDEMNITY AND INSURANCE.

11.1    Indemnity.  Tenant hereby releases Landlord and all members, officers, managers, employees, or representatives of Landlord (collectively, the “Landlord Parties”) and shall indemnify, protect defend and hold the Landlord Parties harmless from any and all claims, judgments, damages, liabilities, losses, sums paid in settlement of claims, costs and expenses (including, but not limited to, reasonable attorneys' fees and litigation costs), obligations, liens and causes of action (collectively, “Claims”), which are made by third parties, to the extent such Claims arise from Tenant’s or Tenant’s shareholders, officers, directors, employees or representatives (collectively, “Tenant’s Parties”) activities in, on or about the Premises, including, without limitation, Tenant’s breach or default of any obligation of Tenant to be performed under the terms of this Lease, the conduct of Tenant’s business, the nonobservance or nonperformance of any law, ordinance or regulation, or the negligence or misconduct of Tenant or Tenant’s Parties.  The foregoing indemnity and release shall not apply in the case of injury to persons or damage to property to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Parties.

11.2     Tenant’s Insurance Obligations.  Tenant shall carry and maintain, at its sole cost and expense, the following types, amounts and forms of insurance:

11.2.1     Personal Property Insurance.  Tenant shall carry insurance covering the trade fixtures, furniture, personal property and equipment located in the Premises.

11.2.2  Liability Insurance.  Tenant shall obtain and keep in force a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto in an amount of not less than One Million Dollars.  Such policy shall be in the occurrence form.  Said policy shall provide primary coverage to Landlord; if any policy issued to Landlord provides duplicate coverage or is similar in coverage, Landlord’s policy will be excess over Tenant’s policies.

11.2.3     Workers' Compensation Insurance.  Tenant shall maintain Workers' compensation insurance, including employers' liability coverage, to comply with the applicable New York law.

11.3                 Evidence of Coverage.  All of the policies required to be obtained by Tenant pursuant to the provisions of Paragraph 11.2 shall be with companies licensed or admitted to transact business in New York, and maintaining during the policy term a "General Policyholders Rating" of at least B+, V, as set forth in the most current issue of "Best's Insurance Guide", or such other rating as may be required by Landlord or its lender.  Upon notice from Landlord, Tenant shall add any mortgagee of Landlord as an additional insured.  Tenant shall provide Landlord with certificates of insurance acceptable to Landlord issued by each of the insurance companies issuing any of the policies required pursuant to the provisions of Paragraph 11.2 and said certificates shall provide that the insurance issued thereunder shall not be altered or cancelled until after thirty (30) days' written notice to Landlord.  “Claims made” policies are not permitted.  Each policy shall permit the waiver in Paragraph 11.5 below.  Evidence of insurance coverage shall be furnished to Landlord prior to the effective date of any new or substituted coverage.  Tenant may satisfy its insurance obligations hereunder by carrying such insurance under a so-called blanket policy or policies of insurance.

11.4                 Landlord’s Insurance Obligations.  Landlord shall, throughout the Term, maintain and pay for policies of insurance to cover loss or damage to the building located on the Premises to protect against loss by fire, flood, earthquake, and such other property insurance as would be carried by a reasonably prudent owner.

 11.5                 Waivers of Subrogation. Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Building or the Premises and Landlord’s insurance policies shall insure against such damage or destruction and permit such waiver.  Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant and Tenant’s insurance policies shall insure against such damage or destruction and permit such waiver.

12. LANDLORD’S RIGHT OF ACCESS.

Tenant shall permit Landlord and its agents, at all reasonable times and at any time in case of emergency, in such manner as to cause as little disturbance to Tenant as reasonably practicable, to enter into and upon the Premises to inspect them, to protect the Landlord’s interest therein, or to post notices of non-responsibility.

13.	ASSIGNMENT AND SUBLETTING.

13.1                 No Assignment.  During the first five (5) years of the Term, Tenant shall not have the right to assign this Lease to any party, unless such assignment is approved in writing by the Small Business Administration that holds the existing mortgage on the Premises (the “SBA Mortgage”) or the SBA Mortgage is reconveyed and removed from title (in either event, an “SBA Removal of Restriction”).

13.2                 Landlord’s Consent.  After the first five (5) years of the Term or upon the SBA Removal of Restriction, this Lease may be assigned and all or a portion of the Premises may be subleased only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord’s consent shall not be required for a Permitted Transfer, as described in Paragraph 13.3.  If Landlord’s consent is required, Tenant shall provide to Landlord reasonable information concerning the proposed subtenant or assignee, including, without limitation, information concerning the nature of its business, its financial status, and its creditworthiness.  Landlord shall approve or disapprove the proposed assignment or sublease within 15 calendar days after receipt of Tenant’s request and supporting information concerning the third party, and if Landlord has not responded within such 15 day period, Landlord shall be deemed to have consented.

13.3                 Permitted Transfers. After the first five (5) years of the Term or upon the SBA Removal of Restriction, then notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without first obtaining the consent of Landlord, to assign this Lease or sublease the Premises or otherwise share or transfer use or occupancy of the Premises to (a) any entity resulting from a merger or consolidation of Tenant with any organization; (b) any entity purchasing substantially all of the stock or assets of Tenant; (c) any entity succeeding to the business and assets of Tenant; and (d) any entity which controls, or is controlled by, is under common control with Tenant (and such affiliates shall have the same rights as Tenant under this Paragraph).  No change of stock ownership or control of Tenant shall constitute an assignment hereunder.

14.           CONDEMNATION.   If the whole or any portion of the Premises is taken or damaged because of the exercise of the power of eminent domain, whether by condemnation proceedings or otherwise (collectively, a “Taking”), and the Taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, as determined by Tenant, this Lease shall terminate effective when the physical Taking of the Premises shall occur.

15.	SURRENDER AND HOLDING OVER.

15.1    Surrender. Upon the expiration or sooner termination of the Term of this Lease, Tenant shall surrender the Premises in as good condition as when received, reasonable wear and tear excepted, broom clean and free of trash and rubbish, and free from all tenancies or occupancies by any person.  Tenant shall remove all of its trade fixtures, furniture, non-affixed equipment and other personal property installed in the Premises prior to the expiration or earlier termination of this Lease.  Tenant shall not be obligated to remove any affixed alterations, additions and improvements made by Tenant to the Premises.  Alterations, additions and improvements remaining on the Premises at the expiration or earlier termination of this Lease shall become the property of Landlord.  Tenant shall, at its own cost, completely repair any and all damage to the Premises caused by Tenant’s removal of its personal property and equipment.

15.2    Holding Over. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the holdover tenancy shall be subject to termination by Landlord or Tenant at any time upon not less than thirty (30) days' prior written notice.  In such case, the tenancy shall be on the terms, including the rental terms, of this Lease.  If Tenant holds over without the consent of Landlord, it shall be a tenancy at will terminable at any time, and shall be on all of the other terms and provisions of this Lease, except that Tenant shall pay Landlord from time to time upon demand, as Rent for the period of any holdover, an amount equal to 110% of the Base Rent in effect an the termination date, computed on a daily basis for each day of the hold over period.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease.  The preceding provisions of this Paragraph 15.2 shall not be construed as consent for Tenant to hold over.

16.           QUIET ENJOYMENT.  Landlord represents and warrants that it has full rights and authority to enter into this Lease and that so long as Tenant is not in Default (as defined in Paragraph 17) beyond any applicable cure period, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord.

17.	EVENTS OF DEFAULT.

The following events shall be deemed to be events of default by Tenant under this Lease (“Default”):

17.1    Failure to Pay Rent. Tenant shall fail to pay any installment of the Rent herein reserved within five (5) business days following notice of non-payment.  Such notice shall be in lieu of and not in addition to any notice required under New York law.

17.2    Appointment of Receiver. A receiver or trustee (or similar official) shall be appointed for all or substantially all of the assets of Tenant.

17.3    Bankruptcy. The filing of any voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of forty-five (45) days.

17.4    Attachment. The attachment, execution or other judicial seizure or non-judicial seizure of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof.

17.5    Failure to Comply with Lease Terms. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 17), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant; provided, however, that Tenant shall not be in breach hereunder if Tenant commences such cure within such thirty (30) day period and diligently prosecutes the cure to completion.

18.	LANDLORD’S REMEDIES.

 Upon the occurrence of any of the events of default described in Paragraph 17 hereof, following any applicable notice and cure period set forth in Paragraph 17, Landlord shall have the option to pursue any one or more of the following remedies as allowed by law or equity, which remedies are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

18.1    Landlord’s Termination of Lease; Tenant’s Surrender of Possession.  Landlord shall have the right, at any time after the occurrence of an event of default, with or without further notice or demand, to terminate this Lease, and at any time thereafter to recover possession of the Premises and expel and remove therefrom Tenant and any other person occupying the same and their personal property, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, at law or equity by reason of Tenant’s default or of such termination.

18.2    Landlord’s Continuation of Lease after Event of Default. At Landlord’s option, and despite an Event of Default, Landlord may continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 18.1 hereof, which Landlord may do at any time during the continuance of the uncured default.  If Landlord continues this Lease in effect, Landlord may relet all or any part of the Premises for such term and at such rental rate as Landlord, in its sole discretion, may determine.  To the extent required by law, Landlord shall use reasonable efforts to mitigate its damages.  So long as Landlord continues this Lease in effect after an Event of Default, Landlord may recover Rent as it becomes due.

18.3    Damages upon Termination. If Landlord terminates this Lease pursuant to the provisions of Paragraph 18.1, then, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant:  (a) All Rent payable under this Lease by Tenant to Landlord prior to the date of termination; and (b) Tenant shall pay to Landlord, in monthly installments, on the day set forth herein for payment of Rent, any deficiency between what Landlord collects as a result of reletting the Premises (after deduction for Landlord’s actual costs in reletting the Premises); provided, however, that in lieu of monthly installments described in clause (b), Landlord may demand, as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of deficiencies already collected by Landlord pursuant to the provisions of clause (b) hereof for the same period.  If all or any portion of the Premises are relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

18.4     Costs. If Landlord incurs any cost or expense occasioned by an Event Default (including, but not limited to, attorneys' fees and costs), then Landlord shall be entitled to receive such costs together with interest on all funds Landlord expends at the lesser of four percent (4%) per annum or the maximum rate allowed by law, including without limitation, brokers' fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s right and/or remedies, including reasonable attorneys' fees whether or not suit is actually filed.

19.           TENANT’S REMEDIES. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

20.           MORTGAGES.  Tenant accepts this Lease subject and subordinate to any mortgages or deed(s) of trust now or at any time hereafter constituting a lien or encumbrance upon the Premises.  If the mortgagee or beneficiary under a deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee or beneficiary, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust.  Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage; provided, however, that as a condition of Tenant’s executing a subordination agreement, the lender shall deliver to Tenant a commercially reasonable non-disturbance agreement.  Landlord shall deliver to Tenant, within 30 days of the execution of this Lease, a commercially reasonable subordination, non-disturbance, and attornment agreement signed by any current holder of a mortgage or deed of trust on the Premises.

21.	GENERAL PROVISIONS.

21.1    Binding Effect.  The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns.

21.2     Captions.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.             21.3     Certificates.  Each party shall, from time to time within ten (10) days after request of the other party, deliver to the requesting party, an estoppel certificate stating that this Lease is in full force and effect (or reasons that it is not), the date to which Rent has been paid, the unexpired Term of this Lease and such other matters pertaining to this Lease as may be requested by Landlord.

21.4     Amendments.  This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

21.5     Entire Agreement.  This Lease constitutes the entire understanding and agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto, and supersedes and replaces all prior discussions, negotiations, drafts, and documents related to the lease of the Premises.

21.6  Attorneys' Fees.  If either Landlord or Tenant commences an action by or against the other party arising out of or in connection with this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and other costs incurred in connection with the action, preparation for such action, any appeals relating thereto and enforcing any judgments rendered in connection therewith.

21.7     Severability.  If any term or provision of this Lease is illegal, invalid or unenforceable, such term shall be limited to the extent necessary to make it legal and enforceable, and, if necessary, severed from this Lease.  All other terms and provisions of this Lease shall remain in full force and effect.

21.8     Performance Under Protest.  If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum.  If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

21.9    Notices.

(a)           Whenever any Party shall desire to give or serve any notice, demand, request, approval, disapproval or other communication, each such communication shall be in writing and shall be delivered personally, by messenger or by mail, postage prepaid, or nationally-recognized overnight courier, to the address set forth in the signature block of this Lease or by facsimile transmission.

(b)           Service of any such communication shall be deemed made on the date of actual receipt or refusal to accept delivery.  Communications transmitted by facsimile transmission shall be deemed delivered upon telephonic confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail.  If such communication is received on a Saturday, Sunday or legal holiday, or after 5:00 p.m. (PT) it shall be deemed received on the next business day.

(c)           Any party may from time to time, by notice in writing, designate a different address to which, or a different person or additional persons to whom, all communications are thereafter to be made.

21.10                 No Broker’s Fees.  Each party represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with such party with regard to this Lease.

21.11                 Force Majeure.  Each party’s obligations hereunder shall be suspended if performance cannot be accomplished by reason of strike, other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, terrorism (whether local, regional or national), inclement weather, national disasters or acts of God, unavailability of materials, delays in governmental processing and issuance of permits or inspections, or any other cause, whether similar or dissimilar, beyond the party’s reasonable control, provided, however, that performance shall be undertaken as soon as possible after the event of force majeure.  Tenant’s obligation to make monetary payments shall not be excused by an event of force majeure.

21.12	Option to Extend.

(a)           Tenant shall have the one time option to extend the term of this Lease (the “Option”) for one additional five (5) year term (the “Option Term”).  To exercise the Option, Tenant shall deliver to Landlord notice of Tenant’s exercise of the Option not less than six (6) months prior to the original Termination Date.  All of the terms and conditions of the Lease shall apply during the Option Term, and the Termination Date shall refer to the last day of the Option Term; provided, however, that Base Rent shall be determined as set forth in this Paragraph 21.12, and Tenant shall have no further option to extend the Term.

(b)           If Tenant exercises its Option, the Base Rent during the Option Term shall be increased (but not decreased) by the increase, if any, from the “Base Month”, as defined below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for CPI-U (All Urban Consumers) for New York-Northern New Jersey-Long Island, All Items (1982-1984 = 100), herein referred to as “CPI”, calculated as set forth below.

(c)           The monthly Base Rent payable during the Option Term shall be calculated as follows:  the Base Rent set forth in Paragraph 2.1 of this Lease shall be multiplied by a fraction, the numerator of which shall be the CPI of the calendar month which is two (2) months prior to the first day of the Option Term, and the denominator of which shall be the CPI of the calendar month which is two (2) months prior to the month in which the Commencement Date occurred (the “Base Month”); provided, however, the increase shall not be less than the equivalent of two percent (2%) per annum or ten percent (10%) for the Option Term from the Base Rent payable on the Commencement Date nor greater than the equivalent of six percent (6%) per annum or thirty percent (30%) for the Option Term from the Base Rent payable on the Commencement Date.  The amount so calculated shall constitute the new monthly Base Rent hereunder during the Option Term.

(d)           In the event the compilation or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation.

Executed as of the date first above written.

LANDLORD:
K & K Unlimited, a  New York limited liability company

By:   /s/ D. Clark

Name: Darren Clark
Title: Manager

Notice Address:

4 Gotham Court,
Mt. Sinai, New York 11766

TENANT:
Cables Unlimited, Inc., a New York corporation

By:  /s/ James Doss

Name: James Doss
Title:  Vice President, Finance

Notice Address:

3 Old Dock Road, Yaphank,
New York, 11980

With a copy to:

RF Industries, Ltd.
7610 Miramar Road, Building 6000
San Diego, CA 92126
Attn:  Chief Executive Officer

Phone (858) 549-6340
Fax (858) 549-6345